                                                                         EX - 12


           INTEL CORPORATION


       STATEMENT SETTING FORTH THE COMPUTATION
   OF RATIOS OF EARNINGS TO FIXED CHARGES FOR INTEL CORPORATION

          (In millions, except ratios)


                                                                Years Ended
                                            ----------------------------------------------------

                                            Dec. 30,   Dec. 28,   Dec. 27,   Dec. 26,   Dec. 25,
                                              1995       1996       1997       1998       1999
                                            --------   --------   --------   --------   --------

Income before taxes                           $5,638     $7,934    $10,659     $9,137    $11,228

Add - Fixed charges net of
 capitalized interest                             38         41         43         49         63
                                              ------     ------    -------     ------    -------

Income before taxes and fixed
 charges (net of capitalized interest)        $5,676     $7,975    $10,702     $9,186    $11,291
                                              ======     ======    =======     ======    =======

Fixed charges:

Interest*                                     $   29     $   25    $    27     $   34    $    36

Capitalized interest                              46         33          9          6          5

Estimated interest component
 of rental expense                                 9         16         16         15         27
                                              ------     ------    -------     ------    -------
Total                                         $   84     $   74    $    52     $   55    $    68
                                              ======     ======    =======     ======    ========


Ratio of earnings before taxes
and fixed charges, to fixed
charges                                           68x       108x       206x       167x       166x



* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.

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